Exhibit 5.1

1735 Market Street, 51st Floor Philadelphia, PA 19103-7599 TEL 215.665.8500 FAX 215.864.8999 www.ballardspahr.com

July 1, 2020

TransEnterix, Inc. 635 Davis Drive, Suite 300 Morrisville, NC 27560
Re:	TransEnterix, Inc.

Ladies and Gentlemen:

We have acted as counsel to TransEnterix, Inc., a Delaware corporation (the “Company”), and are rendering this opinion in connection with the preparation and filing of a prospectus supplement, dated July 1, 2020 (the “Prospectus Supplement”), relating to the offering by the Company of up to 37,267,080 shares (the “Closing Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and of up to 5,590,062 shares of Common Stock (the “Option Shares” and together with the Closing Shares, the “Shares”), issuable upon exercise of the Underwriters’ over-allotment option, if any, which Shares are registered under the Registration Statement on Form S-3 (File No. 333-236200) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and declared effective by the Commission on February 10, 2020.

The Shares are to be sold by the Company pursuant to an Underwriting Agreement dated July 1, 2020 (the “Underwriting Agreement”) entered into by and between the Company and Ladenburg Thalmann & Co., Inc. as Representative of the underwriters named therein (the “Underwriters”), a copy of which has been filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K to which this opinion is attached as Exhibit 5.1.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company, together with all amendments thereto; (ii) the Amended and Restated Bylaws of the Company; (iii) the Registration Statement and the exhibits thereto; (iv) the Prospectus Supplement and the prospectus contained within the Registration Statement; (v) the Underwriting Agreement; (vi) such corporate records, agreements, documents and other instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth; and (vii) such certificates or comparable documents of public officials and other sources believed by us to be reliable, and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

TransEnterix, Inc.

July 1, 2020

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Closing Shares and the Option Shares to be issued and sold by the Company have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, will be validly issued, fully paid and non-assessable shares of Common Stock.

The opinions expressed above with respect to validity, binding effect and enforceability are subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto.

We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Delaware.

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K (and its incorporation by reference into the Registration Statement) in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and to the use of this firm’s name therein and in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely yours,

/s/ Ballard Spahr LLP